UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 21, 2012

HARVEST NATURAL RESOURCES, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	1-10762	77-0196707
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1177 Enclave Parkway, Suite 300

Houston, Texas 77077

(Address of principal executive offices) (Zip Code)

(281) 899-5700

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On June 21, 2012, Harvest Natural Resources, Inc., a Delaware corporation (the “Company”), and its wholly owned subsidiary HNR Energia BV, a Curacao company (“HNR Energia”), entered into a share purchase agreement (the “Share Purchase Agreement”) with PT Pertamina (Persero), a state-owned limited liability company existing under the laws of the Republic of Indonesia (“Buyer”). The following is a summary description of the Share Purchase Agreement and is qualified in its entirety by reference to the Share Purchase Agreement, which is attached to this Form 8-K as Exhibit 2.1 and incorporated into this Item 1.01 by reference.

Under the Share Purchase Agreement, HNR Energia will sell all of its 80% interest in Harvest-Vinccler Dutch Holding B.V., a Netherlands company (“Harvest-Vinccler”), to Buyer or a newly formed wholly owned subsidiary of Buyer for a cash purchase price of $725 million, subject to adjustment as described in the Share Purchase Agreement. Harvest-Vinccler owns, indirectly through wholly owned subsidiaries, a 40% interest in Petrodelta, S.A. (“Petrodelta”), a sociedad anonima mixed company organized under Venezuelan law. Under the Share Purchase Agreement, the Company will, indirectly through subsidiaries, be selling all of its interests in Venezuela, which consists of its 32% interest in Petrodelta. The effective date of the transaction is January 1, 2012. The Company has also executed a guarantee in Buyer’s favor by which it guarantees HNR Energia’s obligations under the Share Purchase Agreement.

The closing of the transaction is subject to receipt of three approvals, in addition to satisfaction of other conditions standard in transactions of this type: (a) approval by the Ministerio del Poder Popular de Petroleo y Mineria representing the Government of Venezuela (which indirectly owns the other 60% interest in Petrodelta); (b) approval by the Government of the Republic of Indonesia in its capacity as Buyer’s sole shareholder; and (c) approval by the holders of a majority of the Company’s common stock. If the approval of Buyer’s shareholder is not obtained within five months after the date of the Share Purchase Agreement, the Company may terminate the agreement. If the approval of the Company’s stockholders is not obtained within 90 days after approval of Buyer’s shareholder is obtained, Buyer may terminate the Share Purchase Agreement. The Company does not intend to solicit proxies for stockholder approval of the transaction until after approval of Buyer’s shareholder is obtained, and this Form 8-K should not be deemed to be a solicitation of any proxies.

Contemporaneously with signing the Share Purchase Agreement, Buyer deposited 15% of the purchase price in escrow. The deposit constitutes liquidated damages, and if Buyer defaults, the Company’s sole remedy is to retain the deposit and any earned interest. The deposit and any earned interest will be returned to Buyer if the Company or HNR Energia defaults or if the approval by the Company’s stockholders, Buyer’s shareholder or the Government of Venezuela is not obtained.

The Company has agreed not to solicit other offers to acquire the Company as a whole or the Petrodelta assets while the Share Purchase Agreement is in effect. If the Company receives an unsolicited offer before the Company’s stockholders have approved the transaction, the Company may enter into discussions with the potential purchaser. The Company has the right to terminate the Share Purchase Agreement and accept a superior proposal if it first offers Buyer the opportunity to modify the transaction so that the competing offer is no longer superior and pays Buyer a break-up fee equal to 3% of the purchase price.

Under the Share Purchase Agreement, the parties will meet during the week of September 5, 2012, to assess progress toward obtaining the required governmental approvals and satisfaction of other conditions to closing. At that time, HNR Energia or Buyer may terminate the Share Purchase Agreement without surrender of Buyer’s deposit or payment of any break-up fee.

The Share Purchase Agreement includes representations and warranties, tax provisions and indemnification provisions typical in transactions of this type. Reference should be made to the Share Purchase Agreement regarding those provisions and all other provisions pertinent to a complete understanding of the transaction.

Approval of the transaction will be submitted to the Company’s stockholders for their consideration, and the Company will file a proxy statement to be used to solicit stockholder approval of the transaction with the Securities and Exchange Commission (“SEC”). The Company’s stockholders are urged to read the proxy statement regarding the transaction when it becomes available and any other relevant documents filed with the SEC, as well as any amendments or supplements to those documents, because they will contain important information. A free copy of the proxy statement, as well as other filings with the SEC containing information about the Company and the transaction, may be obtained, when available, at the SEC’s website at www.sec.gov. Copies of the proxy statement may also be obtained, when available, without charge, by directing a request to Harvest Natural Resources, Inc., Investor Relations, 1177 Enclave Parkway, Suite 300, Houston, Texas 77077 or at the Company’s Investor Relations page on its corporate website at www.harvestnr.com. The Company and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders in connection with the approval of the transaction.

Item 7.01 Regulation FD Disclosure

On June 21, 2012, the Company issued a press release that is attached to this Form 8-K as Exhibit 99.1.

Item 9.01 Exhibits.

2.1	Share Purchase Agreement dated June 21, 2012, by and among HNR Energia BV, Harvest Natural Resources, Inc. and PT Pertamina (Persero)

2.2	Guarantee of Harvest Natural Resources, Inc. dated June 21, 2012

99.1	Press Release Issued by Harvest Natural Resources, Inc. on June 21, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HARVEST NATURAL RESOURCES, INC.
Dated: June 21, 2012

	By:	/s/ Keith L. Head
Keith L. Head
Vice President and General Counsel

EXHIBIT INDEX

2.1	Share Purchase Agreement dated June 21, 2012, by and among HNR Energia BV, Harvest Natural Resources, Inc. and PT Pertamina (Persero)

2.2	Guarantee of Harvest Natural Resources, Inc. dated June 21, 2012

99.1	Press Release Issued by Harvest Natural Resources, Inc. on June 21, 2012